Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Heckmann Corporation

We consent to the reference to our firm under the caption “Experts” and the inclusion in Amendment No. 3 to the Registration Statement on Form S-4 of Heckmann Corporation to be filed on or about September 29, 2008, our restated report dated April 12, 2008, except Note 19 which is dated August 18, 2008, relating to the consolidating financial statements of China Bottles Inc. and subsidiaries (formerly Hutton Holdings Corporation) as of and for the fiscal years ended December 31, 2007 and 2006, and our report dated May 26, 2007, relating to the consolidated financial statements of Olympic Forward Trading Company, Limited as of and for the fiscal years ended December 31, 2006 and 2005.

/s/ Madsen & Associates CPA’s, Inc.

MADSEN & ASSOCIATES CPA’s, INC.

Certified Public Accountants

Salt Lake City, Utah

September 29, 2008